ASSIGNMENT OF SECURITY AGREEMENT

DATED: August 9, 2000

BETWEEN: ALLIED RESOURCES, INC. ("Assignor")
Suite 1060, 1090 West Georgia Street
Vancouver, BC V6E 3V7

AND: PERFUSION SYSTEMS, INC. ("Assignee")
502 East John Street
Carson City, Nevada 89706

  RECITALS

    BIO-PRESERVE MEDICAL CORPORATION ("Company") owns the letters patent and applications for letters patent of the United States more particularly described on Schedule 1.0 annexed to this Agreement and incorporated by reference, together with any application, issue, re-examination and all divisions, reissues, continuations, improvements or extensions thereof, including, without limitation, any and all causes of action for infringement thereof and the right to file foreign applications directly in the name of Company and to claim priority rights deriving from the United States application to which the foreign applications are entitled by virtue of international convention, treaty or otherwise, the invention, application and all letters patent on the invention for the full term of such patents and any and all royalties for any license thereof (collectively, the "Patents").

    As security for a loan (the "Loan") made by Assignor to the Company, Company entered into a Security Agreement dated September 15, 1999 (the "Security Agreement") pursuant to which Company assigned its right, title and interest in the Patents to Assignor.

    The Security Agreement was filed with the Commissioner of Patents and Trademarks on October 10, 1999.

    All right, title and interest of Assignor in and to the Loan, the Security Agreement and the Patents have been absolutely and unconditionally assigned to Assignee.

    In consideration of the premises and the sum of Two Dollars ($2.00) now paid by Assignee to Assignor, the receipt and sufficiency whereof are hereby acknowledged, Assignor represents, covenants and agrees:

  representations

    Assignor has not assigned or granted a security interest in the Loan, the Security Agreement or the Patents.

    All necessary action has been taken to permit Assignor to execute and deliver this Agreement to Assignee.

  assignment

    Assignor unconditionally and absolutely assigns and transfers unto Assignee all of Assignor's right, title and interest in and to the Loan, the Security Agreement and the Patents and all rights of Assignor appertaining thereto.

    Assignee is authorized to record with the Commissioner of Patents and Trademarks and any other person having jurisdiction over or an interest in the Patents a copy or notice of this Agreement as may be necessary or advisable to perfect the interest of Assignee therein.

    Assignor will provide such further assurances hereof as Assignee may reasonably request, at the expense of Assignee.

  Signature

    IN WITNESS WHEREOF, Assignor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the 9th day of August, 2000.

(Corporate Seal)	"ASSIGNOR" Allied Resources, Inc.
/s/ Ruairidh W. Campbell
	By:	Ruairidh W. Campbell President

CITY OF VANCOUVER PROVINCE OF BRITISH COLUMBIA	) )	ss.

On this 9th day of August, 2000, before me, a Notary Public for the Province of British Columbia, personally appeared Ruairidh W. Campbell, to me known, who by me duly sworn, did depose and say that he is the President of Allied Resources, Inc., and that he executed the foregoing instrument pursuant to authority vested in him by the bylaws of the corporation as the free and voluntary act and deed of the corporation

(Seal) /s/ R. Brock Johnston

Notary Public for the Province of British Columbia My commission expires: on death ______________________